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                                                                   Exhibit 99(a)

REVOCABLE PROXY

                            NORTH CINCINNATI SAVINGS BANK

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NORTH CINCINNATI SAVINGS BANK ("NCSB") FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON __________, 1998 AND AT ANY ADJOURNMENT THEREOF.

     The undersigned, being a stockholder of NCSB as of __________, 1997, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders of NCSB to be held at ____________, Ohio _______ on ________, __________, 1998 at __:00 __.m., Eastern Time, and at any
adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1. PROPOSAL to adopt an Agreement and Plan of Reorganization dated as of July 18, 1997 by and among Enterprise Federal Bancorp, Inc. ("Bancorp"), Enterprise Federal Savings Bank ("Bank") and NCSB, and a related Plan of Merger (together, the "Merger Agreement"), pursuant to which (i) NCSB will be merged with and into the Bank which is a wholly-owned subsidiary of Bancorp (the "Merger"), with the Bank as the surviving corporation of the Merger and (ii) each share of common stock of NCSB, par value $1.00 per share ("NCSB Common Stock"), outstanding immediately prior to consummation of the Merger shall be converted into and represent the right to receive either: (i) $18.50 in cash; (ii) a number of Bancorp common shares, par value $.01 per share (the "Bancorp Common Shares"), as determined by applying a formula as set forth in the Merger Agreement; or
(iii) a combination of cash and Bancorp Common Shares, as described in the Proxy Statement/Prospectus and the Merger Agreement.

    / /   FOR                / /    AGAINST           / /     ABSTAIN

2. PROPOSAL to adjourn the Special Meeting to solicit additional proxies, if necessary.

   / /   FOR                / /     AGAINST          / /      ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                     (Continued and to be signed on other side)

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    SHARES OF NCSB'S COMMON STOCK WILL BE VOTED AS SPECIFIED.  IF NOT OTHERWISE
SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE SPECIAL MEETING.


                                       Dated:______________________, 199_

                                       ___________________________________

                                       ___________________________________
                                       Signature(s)

                                       Please sign this exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.